Filed Pursuant to Rule 433

Registration No. 333-204422

June 19, 2017

FirstEnergy Corp.

Pricing Term Sheet

2.85% Notes, Series A, due 2022

Issuer:	FirstEnergy Corp.

Issue Format:	SEC registered

Anticipated Ratings*:	Baa3 / BB+ / BBB- (Moody’s / S&P / Fitch)

Principal Amount:	$500,000,000

Security Type:	2.85% Notes, Series A, due 2022 (“2022 Notes”)

Trade Date:	June 19, 2017

Settlement Date**:	June 21, 2017; T+2

Maturity Date:	July 15, 2022

Interest Payment Dates:	Semi-annual payments in arrears on January 15 and July 15 of each year, beginning on January 15, 2018.

Optional Redemption: Make-Whole Call:

At any time prior to May 15, 2022 (the date that is two months prior to maturity for the 2022 Notes), in whole or in part, from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the 2022 Notes to be redeemed then outstanding or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2022 Notes to be redeemed (not including any portion of the payments of interest accrued to the date of redemption) that would be due if the 2022 Notes matured on the date that is two months prior to maturity for the 2022 Notes, discounted to the redemption date on a semi-annual basis at the Adjusted Treasury Rate, plus 20 basis points, plus accrued and unpaid interest to, but excluding, the redemption date.

Reference Benchmark:	1.75% due May 31, 2022

Benchmark Yield:	1.790%

Reoffer Spread:	+ 110 bps

Reoffer Yield:	2.890%

Coupon:	2.85%

Price to Public:	99.811% of principal amount

Net Proceeds (%):	99.211%

Net Proceeds ($):	$496,055,000

Concurrent Debt Offerings:	The Issuer is also offering $1,500,000,000 of its 3.90% Notes, Series B, due 2027 and $1,000,000,000 of its 4.85% Notes, Series C, due 2047.

CUSIP:	337932 AG2

ISIN:	US337932AG27

Joint-Bookrunners:

Barclays Capital Inc.

J.P. Morgan Securities LLC

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

Morgan Stanley & Co. LLC

Citigroup Global Markets Inc.

Goldman Sachs & Co. LLC

Mizuho Securities USA LLC

PNC Capital Markets LLC

Scotia Capital (USA) Inc.

Co-managers:	KeyBanc Capital Markets Inc. U.S. Bancorp Investments, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**	We expect that delivery of the notes will be made to investors on or about June 21, 2017, which will be the second business day following the date of this term sheet. Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers will be expected to pay for their notes within two business days of the date hereof.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays Capital Inc. by calling at 1-888-603-5847, J.P. Morgan Securities LLC by calling collect at 1-212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated by calling at 1-800-294-1322 or Morgan Stanley & Co. LLC by calling at 1-866-718-1649.

FirstEnergy Corp.

Pricing Term Sheet

3.90% Notes, Series B, due 2027

Issuer:	FirstEnergy Corp.

Issue Format:	SEC registered

Anticipated Ratings*:	Baa3 / BB+ / BBB- (Moody’s / S&P / Fitch)

Principal Amount:	$1,500,000,000

Security Type:	3.90% Notes, Series B, due 2027 (“2027 Notes”)

Trade Date:	June 19, 2017

Settlement Date**:	June 21, 2017; T+2

Maturity Date:	July 15, 2027

Interest Payment Dates:	Semi-annual payments in arrears on January 15 and July 15 of each year, beginning on January 15, 2018.

Optional Redemption: Make-Whole Call:	At any time prior to April 15, 2027 (the date that is three months prior to maturity for the 2027 Notes), in whole or in part, from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the 2027 Notes to be redeemed then outstanding or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2027 Notes to be redeemed (not including any portion of the payments of interest accrued to the date of redemption) that would be due if the 2027 Notes matured on the date that is three months prior to maturity for the 2027 Notes, discounted to the redemption date on a semi-annual basis at the Adjusted Treasury Rate, plus 30 basis points, plus accrued and unpaid interest to, but excluding, the redemption date.

Reference Benchmark:	2.375% due May 15, 2027

Benchmark Yield:	2.190%

Reoffer Spread:	+ 175 bps

Reoffer Yield:	3.940%

Coupon:	3.90%

Price to Public:	99.667% of principal amount

Net Proceeds (%):	99.017%

Net Proceeds ($):	$1,485,255,000

Concurrent Debt Offerings:	The Issuer is also offering $500,000,000 of its 2.85% Notes, Series A, due 2022 and $1,000,000,000 of its 4.85% Notes, Series C, due 2047.

CUSIP:	337932 AH0

ISIN:	US337932AH00

Joint-Bookrunners:

Barclays Capital Inc.

J.P. Morgan Securities LLC

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

Morgan Stanley & Co. LLC

Citigroup Global Markets Inc.

Goldman Sachs & Co. LLC

Mizuho Securities USA LLC

PNC Capital Markets LLC

Scotia Capital (USA) Inc.

Co-managers:	KeyBanc Capital Markets Inc. U.S. Bancorp Investments, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**	We expect that delivery of the notes will be made to investors on or about June 21, 2017, which will be the second business day following the date of this term sheet. Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers will be expected to pay for their notes within two business days of the date hereof.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays Capital Inc. by calling at 1-888-603-5847, J.P. Morgan Securities LLC by calling collect at 1-212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated by calling at 1-800-294-1322 or Morgan Stanley & Co. LLC by calling at 1-866-718-1649.

FirstEnergy Corp.

Pricing Term Sheet

4.85% Notes, Series C, due 2047

Issuer:	FirstEnergy Corp.

Issue Format:	SEC registered

Anticipated Ratings*:	Baa3 / BB+ / BBB- (Moody’s / S&P / Fitch)

Principal Amount:	$1,000,000,000

Security Type:	4.85% Notes, Series C, due 2047 (“2047 Notes”)

Trade Date:	June 19, 2017

Settlement Date**:	June 21, 2017; T+2

Maturity Date:	July 15, 2047

Interest Payment Dates:	Semi-annual payments in arrears on January 15 and July 15 of each year, beginning on January 15, 2018.

Optional Redemption: Make-Whole Call:	At any time prior to January 15, 2047 (the date that is six months prior to maturity for the 2047 Notes), in whole or in part, from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the 2047 Notes to be redeemed then outstanding or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2047 Notes to be redeemed (not including any portion of the payments of interest accrued to the date of redemption) that would be due if the 2047 Notes matured on the date that is six months prior to maturity for the 2047 Notes, discounted to the redemption date on a semi-annual basis at the Adjusted Treasury Rate, plus 35 basis points, plus accrued and unpaid interest to, but excluding, the redemption date.

Reference Benchmark:	3.00% due February 15, 2047

Benchmark Yield:	2.790%

Reoffer Spread:	+ 210 bps

Reoffer Yield:	4.890%

Coupon:	4.85%

Price to Public:	99.369% of principal amount

Net Proceeds (%):	98.494%

Net Proceeds ($):	$984,940,000

Concurrent Debt Offerings:	The Issuer is also offering $500,000,000 of its 2.85% Notes, Series A, due 2022 and $1,500,000,000 of its 3.90% Notes, Series B, due 2027.

CUSIP:	337932 AJ6

ISIN:	US337932AJ65

Joint-Bookrunners:

Barclays Capital Inc.

J.P. Morgan Securities LLC

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

Morgan Stanley & Co. LLC

Citigroup Global Markets Inc.

Goldman Sachs & Co. LLC

Mizuho Securities USA LLC

PNC Capital Markets LLC

Scotia Capital (USA) Inc.

Co-managers:	KeyBanc Capital Markets Inc. U.S. Bancorp Investments, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**	We expect that delivery of the notes will be made to investors on or about June 21, 2017, which will be the second business day following the date of this term sheet. Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers will be expected to pay for their notes within two business days of the date hereof.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays Capital Inc. by calling at 1-888-603-5847, J.P. Morgan Securities LLC by calling collect at 1-212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated by calling at 1-800-294-1322 or Morgan Stanley & Co. LLC by calling at 1-866-718-1649.